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Exhibit 4.1

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CERTIFICATE OF DESIGNATION

OF THE VOTING POWERS, DESIGNATIONS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS APPLICABLE TO THE

SERIES C CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware

        I, John F. DePodesta, the Executive Vice President of Primus Telecommunications Group, Incorporated (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), DO HEREBY CERTIFY that:

        Pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the First Amended and Restated Certificate of Incorporation of the Corporation (as amended and in effect as of the date hereof and as amended from time to time hereafter in accordance with and subject to the provisions hereof, the "Certificate") and, pursuant to the provisions of Section 151 of the DGCL, the Board, by action duly taken at a meeting thereof conducted in accordance with the provisions of the DGCL, adopted the following resolutions creating a series of 559,950 shares of Preferred Stock designated as Series C Convertible Preferred Stock (the "Series C Preferred"), out of the class of the Corporation's previously authorized preferred stock, par value $0.01 per share (the "Preferred Stock"), which resolutions remain in full force and effect on the date hereof:

        RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate, the Board hereby creates, authorizes and provides for the issuance of shares of Series C Preferred having the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions that are set forth as follows:

        Section 1.    Certain Definitions.    As used in this Certificate of Designation (this "Designation") with respect to the Series C Preferred, the following terms shall have the meanings provided in this Section 1, with all other capitalized terms used and not otherwise defined herein having the meanings assigned to such terms in the Certificate:

          "Accretive Debt Exchange" shall mean, in each case as and to the extent effected for or resulting in an Exchange Price Per Share that is greater than or equal to the Effective Conversion Price in effect immediately prior to such issuance, any issuance by the Corporation of Common Stock, Convertible Securities or Other Stock Rights in exchange for, or for the purchase, redemption or retirement of, debt securities or other indebtedness of the Corporation from time to time outstanding.

          "Additional Series C Shares" shall mean any and all shares of Series C Preferred issued and sold by the Corporation to applicable Series C Holders as Additional Shares (as defined in the Purchase Agreement) at any Subsequent Closing (as defined in the Purchase Agreement) under the Purchase Agreement on and subject to the terms and conditions thereof.

          "Additional Stock" shall mean shares of Common Stock issued (or, in accordance with Section 5(d)(vi) below, deemed issued) by the Corporation after the Initial Issue Date other than (A) shares of Common Stock (x) issued pursuant to a transaction described in Section 5(d)(vii) below, (y) issuable or issued in connection with transactions described in clauses (ii), (iii) or (iv) of the definition of "Excluded Issuance" (as defined below), or (z) issued or issuable upon any conversions of Series C Preferred shares, and (B) any Additional Series C Shares issued and sold by the Corporation to applicable Series C Holders on and subject to the terms and conditions of the Purchase Agreement as "Additional Shares" thereunder.

          "Authorized Preferred Stock Issuance" shall mean any issuance or series of issuances by the Corporation, at any time and from time to time after the Initial Issue Date until June 1, 2004, of additional shares of Preferred Stock to third-party investors for a purchase price, individually or in the aggregate for all such issuances or series of issuances, not to exceed seventy-five million U.S. dollars (US$75,000,000), in each case to the extent that each such issuance or series of issuances complies with each of the following conditions (unless the same have been waived by the affirmative vote (or written consent) of Series C Holders holding a majority of the issued and then-outstanding shares of Series C Preferred, voting separately as a class): (i) the new Preferred Stock subject to issuance shall entitle its holders to rights, powers and preferences with respect to dividends, voting (except as provided in clause (iii) of this definition below), liquidation rights and preferences, preemptive rights, protective provisions, anti-dilution protection and other matters that are no more than pari passu with the Series C Preferred nor otherwise more favorable to such holders than those rights, powers and preferences as are set forth for the benefit of the Series C Holders in this Designation with respect to the Series C Preferred subject hereto; (ii) the purchase price per share of such new Preferred Stock and the Common Stock-equivalent per-share consideration for such new Preferred Stock (such Common Stock-equivalent per-share consideration to be computed as of the new Preferred Stock issuance date as the quotient of (x) the total consideration payable to the Corporation upon issuance of such new Preferred Stock, divided by (y) the maximum number of shares of Common Stock issuable upon conversion of all shares of such new Preferred Stock then issued) shall be as determined by the Board; provided that the purchase price per share of such new Preferred Stock and the Common Stock-equivalent per-share consideration for such new Preferred Stock determined as aforesaid shall be greater than or equal to the Series C Issue Price Per Share and the Effective Conversion Price, respectively, then in effect with respect to the Series C Preferred; provided further that in the event that any firm commitment to purchase any such new Preferred Stock is entered into between the Corporation and any third-party purchaser(s) (such commitment to be subject only to such shareholder approval of the issuance of such new Preferred Stock as may be required by applicable law or regulation) within forty-five (45) days after the Initial Issue Date, the purchase price per share of such new Preferred Stock and the Common Stock-equivalent per-share consideration for such new Preferred Stock determined as aforesaid shall be equal to the Series C Issue Price Per Share and the Effective Conversion Price, respectively, then in effect with respect to the Series C Preferred; (iii) such new Preferred Stock shall not entitle the holders thereof to appoint, voting separately from any other class or series of the Corporation's capital stock, more than two (2) directors and one (1) board observer (on terms substantially similar to the Board Observer as defined herein) to the Board and, unless and until the aggregate purchase consideration received by the Corporation for all Authorized Preferred Stock Issuances shall exceed forty-five million U.S. dollars (US$45,000,000), such holders shall not be entitled to appoint more than one (1) such director; (iv) the liquidation preference or any other amount payable upon a Liquidation to the holders of such new Preferred Stock on a pari passu and pro rata basis with the Series C Preferred shall not exceed the Common Stock-equivalent per-share consideration (as determined in accordance with clause (ii) of this definition above) paid to the Corporation for each share of such new Preferred Stock as is issued and outstanding as of the applicable Liquidation date; provided that, in the case of any new Preferred Stock issued pursuant to any firm purchase commitment entered into between the Corporation and any third-party purchaser(s) within forty-five (45) days after the Initial Issue Date as described in clause (ii) of this definition above, the amount of the Series C Preferred Liquidation Preference specified in clause (i) of the definition of "Liquidation Preference" below shall be paid on a pari passu and pro rata basis with the aggregate liquidation preference payable to the holders of such new Preferred Stock in respect of the per-share consideration paid to the Corporation therefor until all Series C Holders and all holders of such new Preferred Stock shall have received their full purchase consideration (determined in the case of the Series C Holders as the amount specified in clause (i) of the definition of "Liquidation Preference" below with respect to each Series C Preferred share then issued and outstanding) paid to the Corporation for the Series C Preferred shares and new Preferred Stock shares, respectively, that are then issued and outstanding, and, thereafter, once the Series C Holders shall have received their full fifteen percent (15%) internal rate of return as part of the Liquidation Preference applicable to the Series C Preferred, the holders of such new Preferred Stock shall be entitled to receive, in preference to any distribution or payment on or with respect to the Common Stock or any other equity securities of the Corporation ranking junior to such new Preferred Stock (but, in any event, pari passu with the Series A Preferred Stock), an additional liquidation preference amount equal to an internal rate of return of fifteen percent (15%) from its date of issuance on the purchase price for such new Preferred Stock, and (v) the shares of such new Preferred Stock shall be entitled to registration rights that are no more favorable (including, without limitation, with respect to number of demand registrations, "piggyback" rights, Form S-3 registrations, underwriter cutbacks and like matters) than those contemplated by the Registration Rights Agreement entered into by the Corporation and the initial Series C Holders as and in the manner provided in the Purchase Agreement.

          "Board Observer" shall mean an individual reasonably acceptable to the Board (it being agreed that Mr. Geoff Hamlin will be acceptable to the Board for this purpose if so appointed) who is appointed by the Series C Holders as provided in Section 6(b)below to have the right, as a non-voting observer with respect thereto, to attend, receive notice of and receive and review other materials relating to meetings of the Board from time to time conducted after the Initial Issue Date, it being understood and agreed that such individual (i) shall be subject to the same obligations as voting Board members with respect to confidentiality, conflicts of interest, and misappropriation of corporate opportunities, and shall provide, prior to attending any Board meetings, such agreements, undertakings or assurances to such effect as may be reasonably requested by the Corporation, (ii) shall not be entitled to vote on, engage in discussion of or otherwise participate in any matter submitted to the Board nor to offer any motions or resolutions to the Board, and (iii) shall be subject to exclusion from meetings (or portions thereof) determined by the Board or its chairman to involve or relate to (x) communications with or materials prepared by attorneys or other professional advisors for which any legal privilege may be available to the Corporation and/or any Board members, or (y) information or materials not otherwise adequately protected from improper disclosure or use under the terms of the confidentiality undertakings provided by such individual to the Corporation as noted in the foregoing clause (i).

          "Common Stock" shall mean the Corporation's common stock, par value $0.01 per share.

          "Common Stock Equivalents" shall have the meaning provided in Section 5(d)(vii) below.

          "Conversion Ratio" shall have the meaning provided in Section 5(a) below.

          "Convertible Securities" shall mean, as of any date, any and all issued and outstanding securities of the Corporation that are convertible into or exchangeable for shares of Common Stock in accordance with their respective terms.

          "EBITDA" shall mean, for any measurement period, the Corporation's consolidated net income for such period, determined before deduction of interest expense, taxes, depreciation expense and amortization expense attributable to such period, as reflected in the Corporation's quarterly and annual reports filed with the Securities and Exchange Commission for the relevant period (or, to the extent not reflected in any such report, as reflected in any written statement or release disseminated to the public with respect to such matters in lieu of or in addition to any such report), in each case as computed in accordance with GAAP consistently applied throughout the relevant period and using a methodology consistent with the Corporation's past practices prior to and as of the Initial Issue Date.

          "Effective Conversion Price" shall mean, as of any date, an amount equal to (x) the Series C Issue Price Per Share, divided by (y) the Conversion Ratio then in effect, as determined in accordance with the provisions of this Designation.

          "Employee Option" shall have the meaning provided in Section 7(b)(v) below.

          "Excess Subject Issuance Notice" shall have the meaning provided in Section 8(d) below.

          "Excess Subject Securities" shall have the meaning provided in Section 8(d) below.

          "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

          "Exchange Price Per Share" shall mean, for purposes of any Accretive Debt Exchange, an equivalent Common Stock price per share for securities of the Corporation issuable in exchange for, or purchase, redemption or retirement of, the debt securities or other indebtedness of the Corporation subject thereto, such equivalent price to be computed as the quotient of (A) the sum of (i) the total of all amounts outstanding (including, without limitation, all principal or other stated amounts payable, together with all interest, penalties, fees or other amounts accrued thereon or attributable thereto) under the debt securities or other indebtedness so exchanged, purchased, redeemed or retired (before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for or otherwise in connection with such exchange, purchase, redemption or retirement transactions and the issuance and sale of the Common Stock, Convertible Securities or Other Stock Rights in respect thereof), plus (ii) in the case of any Convertible Securities or Other Stock Rights included in any such issuance, the minimum additional consideration to be received by the Corporation upon conversion, exercise or exchange, as applicable, of such Convertible Securities or Other Stock Rights for or into shares of Common Stock in accordance with their respective terms, divided by (B) the total number of shares of Common Stock included in such issuance or, in the case of any Convertible Securities or Other Stock Rights so issued, the maximum number of shares of Common Stock as would on such date be issuable in respect of the conversion, exercise or exchange, as applicable, of such Convertible Securities and Other Stock Rights in accordance with their respective terms.

          "Excluded Issuance" shall mean (i) grants or issuances of Employee Options, to the extent that the maximum number of shares of Common Stock issuable upon exercise of the Employee Options so granted or issued, when taken together with the aggregate maximum number of shares of Common Stock issuable upon exercise of any and all other Employee Options that are issued and outstanding on the date of such grant or issuance (whether such other Employee Options were issued prior to, on or after the Initial Issue Date, but taking into account any forfeitures with respect thereto as provided in Section 7(b)(v) below), would not, in the aggregate, exceed nine million (9,000,000) shares of Common Stock, (ii) grants or issuances of up to a maximum of (x) one hundred thousand (100,000) shares of Common Stock, to the Corporation's employees, agents, consultants and similar persons, as from time to time determined by the Board on and after the Initial Issue Date, and (y) one million (1,000,000) shares of Common Stock as restricted-stock awards and/or option grants (with the shares of Common Stock subject to such restricted-

  stock awards and/or option grants being included in and counted against the maximum number of shares of Common Stock permitted to be subject to Employee Options pursuant to Section 7(b)(v) of this Designation) to executive or senior management of the Corporation, (iii) the issuance of up to two million seven hundred forty-eight thousand eight hundred ninety-four (2,748,894) shares (as shall be increased, if and when an Authorized Preferred Stock Issuance is effected pursuant to a firm purchase commitment entered into by the Corporation within forty-five (45) days after the Initial Issue Date as described in the second proviso to clause (ii) of the definition of "Authorized Preferred Stock Issuance" above, by a number of shares of Common Stock equal to the difference between (A) the total number of shares of Common Stock into which the new Preferred Stock issued pursuant to such Authorized Preferred Stock Issuance is convertible in accordance with its terms as of the date of issuance of such new Preferred Stock, divided by 0.97, minus (B) the total number of shares of Common Stock into which such new Preferred Stock is convertible in accordance with its terms as of the date of issuance of such new Preferred Stock) of Common Stock, individually or in the aggregate for all issuances as described in this clause (iii), in connection with (x) Board-approved acquisitions, joint ventures and/or financial/investment advisory transactions and (y) issuances to vendors, suppliers and other persons in the ordinary course of the Corporation's business, and (iv) shares of Common Stock or Series C Preferred issued as a dividend on the Series C Preferred. In each instance where this definition specifies a fixed number of shares of Common Stock, such number shall be adjusted (or subject to further adjustment) as appropriate to reflect, if and when occurring after the Initial Issue Date, any split(s) or subdivision(s) of, or the payment or distribution of any Common Stock Equivalents on or with respect to, the entire class of Common Stock as described in Section 5(d)(vii) below.

          "Fully Diluted Basis" shall mean and include, where referenced for purposes of any computation or determination to be made with respect to this Designation or any shares of Series C Preferred subject hereto, any and all shares of Common Stock as are issued and outstanding as of the applicable computation or determination date, together with the maximum number of shares of Common Stock as would be issuable on such date in respect of the conversion, exercise or exchange, as applicable, of any and all then issued and outstanding Convertible Securities and Other Stock Rights (including, in the case of Other Stock Rights, the further conversion, exercise or exchange for or into shares of Common Stock of any Convertible Securities issuable upon conversion, exercise or exchange of such Other Stock Rights) in accordance with their respective terms.

          "GAAP" shall mean United States generally accepted accounting principles in effect from time to time.

          "Initial Issue Date" shall mean the Initial Closing Date under (and as defined in) the Purchase Agreement.

          "Issue Date" shall mean (x) in the case of any Series C Preferred shares issued on such date, the Initial Issue Date, and (y) in the case of any Additional Series C Shares, the date of the Subsequent Closing (as defined in the Purchase Agreement) on which such Additional Series C Shares are issued and sold by the Corporation to applicable Series C Holders on and subject to the terms and conditions of the Purchase Agreement as "Additional Shares" thereunder.

          "Liquidation" shall have the meaning provided in Section 4 below.

          "Liquidation Preference" shall mean, with respect to each share of Series C Preferred that is issued and outstanding as of any Liquidation date, an amount per share equal to the sum of (i) the product of (x) the Effective Conversion Price then applicable, multiplied by (y) such number of shares of Common Stock (or fractional amount thereof) as would have been issuable at the then-effective Conversion Ratio had such share of Series C Preferred been converted into

  Common Stock immediately prior to such Liquidation; plus (ii) such amount as would represent a fifteen percent (15%) internal rate of return, calculated with respect to all issued and outstanding Series C Preferred shares from the Initial Issue Date as if all such Series C Preferred shares were issued on such Initial Issue Date, on the Series C Issue Price Per Share for such Series C Preferred Share, with any dividends at any time paid in cash with respect to the Series C Preferred and any cash payments made to the Series C Holders pursuant to Section 5(e) below and Section 8.13 of the Purchase Agreement being included in, and otherwise taken into account for purposes of, such internal rate of return calculation.

          "Material Subsidiary" shall mean, as of any date, each direct or indirect subsidiary of the Corporation whose consolidated gross revenues, as determined in accordance with GAAP, are greater than or equal to seventy-five million U.S. dollars (US$75,000,000).

          "Minimum Effective Conversion Price" shall have the meaning provided in Section 5(f)(i) below.

          "Net Debt" shall have the meaning provided in the Purchase Agreement.

          "Non-Interested Director" shall mean the Preferred Director and each of the Non-Management Directors.

          "Non-Management Director" shall mean, as of any date, each director then serving on the Board who is not, and has not been during the twelve (12) month period immediately preceding such date, employed or engaged by the Corporation as a compensated (excluding any compensation solely for serving as a director of the Corporation) employee, consultant, advisor or independent contractor.

          "Other Stock Rights" shall mean, as of any date, any and all issued and outstanding warrants, options or other rights as are exercisable for the purchase of, or are exchangeable for or convertible into, shares of Common Stock or Convertible Securities.

          "Performance Adjustment Amount" shall mean an amount per issued and outstanding share of Series C Preferred of one dollar and fifty cents ($1.50).

          "Performance Milestone" shall mean any one of the following events: (i) a reduction in the Corporation's total Net Debt to $405,000,000 or less; or (ii) an average daily closing price for the Common Stock during any period of thirty (30) consecutive trading days following the Initial Issue Date (as adjusted for stock splits, stock dividends and similar events, if any, occurring during such thirty (30) day period) that equals or exceeds the Effective Conversion Price then in effect; or (iii) a reduction to a level of 3.625 or less in the ratio of (x) the Corporation's total Net Debt as of the end of any fiscal quarter of the Corporation to (y) an annualized EBITDA figure for the Corporation based on the EBITDA level achieved in such fiscal quarter then ended and the immediately preceding fiscal quarter.

          "Preemptive Rightholder" shall have the meaning provided in Section 8(a) below.

          "Preemptive Rightholders' Share" shall have the meaning provided in Section 8(a) below.

          "Preferred Director" shall have the meaning provided in Section 6(b) below.

          "Preferred Stock" shall have the meaning provided in the preamble above.

          "Purchase Agreement" shall mean that certain Stock Purchase Agreement, dated on or about December 30, 2002, pursuant to which the Corporation has agreed to issue and sell to certain purchasers, and such purchasers have agreed to purchase and acquire from the Corporation, certain shares of Series C Preferred on the Initial Issue Date and on subsequent Issue Dates as provided therein.

          "Series C Holder" shall mean each individual or entity owning, beneficially and of record, any amount of duly issued and outstanding shares of Series C Preferred as of any applicable date of determination hereunder.

          "Series C Issue Price Per Share" shall mean a price per share for each share of Series C Preferred equal to $75.0067.

          "Series C Preferred" shall have the meaning provided in the preamble above.

          "Subject Issuance" shall have the meaning provided in Section 8 below.

          "Subject Issuance Notice" shall have the meaning provided in Section 8(a) below.

          "Subject Issuee" shall have the meaning provided in Section 8(a) below.

          "Subject Security" shall have the meaning provided in Section 8(b) below.

          "Subject Security Price" shall have the meaning provided in Section 8(b) below.

        Section 2.    Designation and Amount.    There is hereby designated, as a new series of the Corporation's Preferred Stock, the "Series C Convertible Preferred Stock" of the Corporation, and the number of shares constituting such series shall be 559,950.

        Section 3.    Dividends and Distributions.    Each Series C Holder shall be entitled to receive non-cumulative dividends at a rate of eight percent (8%) per annum on the Series C Issue Price Per Share for, from and after the applicable Issue Date of, each issued and outstanding share of Series C Preferred held by such Series C Holder on applicable dividend dates. Such dividends shall be paid on the Series C Preferred (i) out of funds legally available for such payment on the applicable dividend date(s), (ii) on a pari passu and pro rata basis with any and all outstanding shares of new Preferred Stock issued pursuant to any Authorized Preferred Stock Issuance and in preference to and prior to the payment of any dividend on any other class or series (i.e., other than the new Preferred Stock issued as aforesaid), whether or not in existence as of the Initial Issue Date, of the Corporation's capital stock and, unless otherwise specifically declared and paid by the Corporation with respect to the Series C Preferred in the sole and absolute discretion of the Board, only if and when dividends are paid on any such other class(es) or series of the Corporation's capital stock, and (iii) in cash, in shares of Common Stock (valued for this purpose at the average daily closing price (as adjusted for stock splits, stock dividends and similar events, if any, occurring within the relevant thirty (30) day period) for the Common Stock during the period of thirty (30) consecutive trading days ending on the applicable dividend date) or as a combination of the foregoing, as determined by the Board.

        Section 4.    Liquidation and Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), each Series C Holder shall be entitled to receive, from the assets and proceeds remaining for distribution to the Corporation's stockholders after payment and discharge of the Corporation's liabilities upon such Liquidation and in preference to any distribution or payment on or with respect to the Common Stock or any other equity securities of the Corporation ranking junior to the Series C Preferred (but, in any event, pari passu and pro rata with the Series A Preferred Stock and, subject to the proviso set forth in clause (iv) of the definition of "Authorized Preferred Stock Issuance" above, any issued and outstanding shares of new Preferred Stock issued pursuant to an Authorized Preferred Stock Issuance), an amount with respect to each Series C Preferred share then outstanding and held by such Series C Holder (excluding specifically for this purpose any Series C Preferred shares previously converted or otherwise disposed of by such Series C Holder) equal to the Liquidation Preference. If, upon any Liquidation, the assets and proceeds of the Corporation to be distributed among the Series C Holders are insufficient to permit payment of the full amount of the Liquidation Preference then payable to all such Series C Holders, then, subject only to any liquidation rights as may be applicable on a pari passu basis to issued and outstanding shares of Series A Preferred Stock and any issued and outstanding shares of new Preferred Stock issued pursuant to an Authorized Preferred Stock Issuance, the entire assets and proceeds to be distributed by the Corporation shall be distributed ratably among such Series C Holders based on the aggregate Liquidation Preference amount represented by the shares of Series C Preferred held by each such Series C Holder. The Corporation shall mail to each Series C Holder written notice of any event or circumstance as would constitute a Liquidation hereunder not less than sixty (60) days (or, in the case of any involuntary Liquidation event or circumstance, such shorter period as is practicable in the circumstances) prior to the effective date thereof. Unless otherwise determined by the vote of Series C Holders representing not less than two-thirds (2/3) of the then-issued and outstanding shares of Series C Preferred, a Liquidation shall be deemed to include a merger, reorganization, sale or other transaction that (i) results in the transfer of fifty percent (50%) or more of the outstanding voting securities or voting power of the Corporation (computed on a Fully Diluted Basis), (ii) results in the holders of a majority of the Corporation's outstanding voting securities or voting power (computed on a Fully Diluted Basis) immediately prior to such transaction holding, directly or indirectly, less than a majority of the outstanding voting securities or voting power (on a similarly fully diluted basis) of the surviving entity, (iii) results in the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the Corporation's assets, or (iv) results in a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of more than fifty percent (50%) of the total voting power of the then-outstanding voting capital stock of the Corporation on a Fully Diluted Basis.

        Section 5.    Conversion of Series C Preferred; Anti-Dilution Adjustments.

          (a)    Conversion Generally.    On and subject to the terms and conditions of this Section 5, each share of Series C Preferred shall be convertible into fully-paid and nonassessable shares of Common Stock at a ratio (as subject to adjustment from time to time in accordance with the provisions of Section 5(d) below, the "Conversion Ratio") of forty (40) shares of Common Stock to one (1) share of Series C Preferred tendered for conversion in accordance with the provisions of this Section 5. For the avoidance of doubt, the Conversion Ratio in effect at any time hereunder shall be the same for all issued and outstanding shares of Series C Preferred, whether issued on the Initial Issue Date or as Additional Series C Shares or otherwise.

          (b)    Optional Conversion.    At any time and from time to time, each Series C Holder shall have the option to convert all or any portion of its Series C Preferred shares into such number of shares of Common Stock as is determined by multiplying the number of Series C Preferred shares tendered for conversion by the Conversion Ratio in effect on the date of such conversion. Each Series C Holder electing to effect any conversion as provided in this Section 5(b) shall (i)  surrender the certificate or certificates representing the shares of Series C Preferred subject to such conversion, duly endorsed, at the office of the Corporation and (ii) deliver written notice to the Corporation at such office that such Series C Holder has irrevocably and unconditionally elected to convert the number of shares of Series C Preferred specified in such notice. Each conversion notice so delivered to the Corporation shall state the name or names in which the converting Series C Holder wishes to have issued the certificate or certificates for shares of Common Stock issuable upon such conversion. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to each converting Series C Holder a certificate or certificates for the number of shares of Common Stock to which such Series C Holder is entitled. Each such conversion shall be deemed to have been effected immediately prior to the close of business on the date of the Corporation's receipt of the applicable conversion notice and surrender of the certificate(s) representing the shares of Series C Preferred subject to such conversion, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock on and as of such date.

          (c)    Mandatory Conversion.    Any and all issued and outstanding shares of Series C Preferred shall be subject to mandatory and automatic conversion into Common Stock at the then-effective Conversion Ratio immediately upon the occurrence of either of the following events:

              (i)  (x) the average closing price for the Common Stock for any period of twenty (20) consecutive trading days (as adjusted for stock splits, stock dividends and similar events, if any, occurring during such twenty (20) trading day period) shall exceed three (3) times the Effective Conversion Price applicable as of the end of such twenty (20) trading day period, and (y) all of the then-outstanding shares of Series C Preferred issued to applicable Series C Holders on any applicable Issue Date shall no longer remain subject to transfer restrictions as contained in, and may be sold or transferred by such Series C Holders in compliance with, Rule 144(k) and Rule 145 under the Securities Act of 1933, as amended; or

            (ii)  Series C Holders representing in the aggregate not less than two-thirds (2/3) of the total number of issued and outstanding shares of Series C Preferred as of the date of any such election shall elect to effect an optional conversion as provided in Section 5(b) with respect to their Series C Preferred shares.

    Immediately upon the effectiveness of any mandatory conversion as provided in this Section 5(c), any and all issued and outstanding shares of Series C Preferred (or such portion(s) thereof issued on any particular Issue Date as no longer remain subject to the transfer restrictions contemplated by Section 5(c)(i)(y) above) shall be converted automatically without any further action by the applicable Series C Holders and whether or not the certificates representing such shares have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue to any Series C Holder certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the shares of Series C Preferred subject to conversion have either been delivered to the Corporation as provided below, or such Series C Holder has notified the Corporation that such certificates have been lost, stolen or destroyed and has executed an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection with such certificates. Upon any mandatory conversion of the Series C Preferred as aforesaid, each Series C Holder shall surrender any and all (or such portion(s) thereof representing Series C Preferred shares issued on any particular Issue Date as no longer remain subject to the transfer restrictions contemplated by Section 5(c)(i)(y) above) certificates representing shares of Series C Preferred then held by such Series C Holder at the office of the Corporation. Thereupon, there shall be issued and delivered to such Series C Holder promptly at such office (or at the office of the transfer agent for the Common Stock) and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Preferred surrendered were convertible on the date on which such mandatory conversion occurred pursuant to this Section 5(c).

          (d)    Anti-Dilution Adjustments.    Subject in all respects to the limitations set forth in Section 5(f) below, the Conversion Ratio shall be subject to adjustment from time to time as follows:

              (i)  If the Corporation shall issue, after the Initial Issue Date, any Additional Stock without consideration or for a consideration per share that is less than the Effective Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Ratio in effect immediately prior to each such issuance shall (except as otherwise provided in this Section 5(d) or in Section 5(f) below) concurrently therewith be replaced by an adjusted Conversion Ratio equal to the quotient of (X) the Series C Issue Price Per Share, divided by (Y) the product of (A) the Effective Conversion Price in effect immediately prior to such Additional Stock issuance, multiplied by (B) a fraction, (1) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to such Additional Stock issuance, plus (b) the number of shares of Common Stock that the aggregate consideration received by the Corporation for such Additional Stock issuance would purchase at the Effective Conversion Price in effect immediately prior to such Additional Stock issuance; and (2) the denominator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such Additional Stock issuance, plus (y) the number of shares of Additional Stock issued or issuable (as determined in accordance with Section 5(d)(vi) below) as part of the Additional Stock issuance giving rise to the Conversion Ratio adjustment provided for in this Section 5(d)(i). For purposes of each calculation as aforesaid, the number of shares of Common Stock outstanding immediately prior to the applicable issuance of Additional Stock shall be calculated on a Fully Diluted Basis, as if all Convertible Securities had been fully converted into or exchanged for shares of Common Stock in accordance with their respective terms immediately prior to such issuance and all Other Stock Rights had been fully exercised (and any Convertible Securities acquired upon exercise thereof had been further converted into or exchanged for shares of Common Stock) in accordance with their respective terms immediately prior to such issuance, but excluding from such calculation any additional shares of Common Stock issuable with respect to any Convertible Securities or Other Stock Rights solely as a result of any Conversion Ratio adjustment effected pursuant to this Section 5(d)(i) in respect of the particular Additional Stock issuance for which such calculation is made. For illustrative purposes, the formula for adjustment of the Conversion Ratio pursuant to this Section 5(d)shall be as follows:

SCIPPS
ACR	=	ECP c	CSO + ($$$/ECP) CSO + AS
Where:
	ACR	=
Conversion Ratio as adjusted in accordance with this Section 5(d)(i), being the new Conversion Ratio applicable to the Series C Preferred upon and after each Additional Stock issuance giving rise to such adjustment, as from time to time subject to further adjustment (unless prohibited under Section 5(f) below) as provided in this Section 5(d) or in Section 5(e)(i) below
	SCIPPS	=	Series C Issue Price Per Share
	ECP	=	Effective Conversion Price in effect immediately prior to the determination of a Conversion Ratio adjustment pursuant to this Section 5(d)(i)
	CSO	=	The number of shares of Common Stock outstanding immediately prior to the Additional Stock issuance giving rise to the Conversion Ratio adjustment pursuant to this Section 5(d)(i)
	$$$	=	The amount of cash received and the fair value of non-cash consideration received for the Additional Stock issuance as determined in accordance with Sections 5(d)(iii), (iv) and (v) below
	AS	=
The number of shares of Additional Stock issued or issuable, as determined in accordance with Section 5(d)(vi) below, in connection with the Additional Stock issuance giving rise to the Conversion Ratio adjustment pursuant to this Section 5(d)(i)

            (ii)  Except as provided in Sections 5(d)(vi)(3) and (4) and Section 5(d)(viii) below, no adjustment to the Conversion Ratio pursuant to this Section 5(d) shall have the effect of decreasing the Conversion Ratio below the Conversion Ratio in effect immediately prior to such adjustment.

            (iii)  In the case of the issuance of Additional Stock for cash, the consideration received shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

            (iv)  In the case of the issuance of Additional Stock in exchange for, or for the purchase, redemption or retirement of, any debt securities or other indebtedness of the Corporation from time to time outstanding, the consideration received shall be deemed to be the total of all amounts outstanding (including, without limitation, all principal or other stated amounts payable, together with all interest, penalties, fees or other amounts accrued thereon or attributable thereto) under the debt securities or other indebtedness so exchanged, purchased, redeemed or retired, before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for or otherwise in connection with such exchange, purchase, redemption or retirement transactions and the issuance and sale of Additional Stock in respect thereof.

            (v)  In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash (and other than as described in Section 5(d)(iv) above) shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

            (vi)  In the case of any Convertible Securities or Other Stock Rights (whether granted or issued before, on or after the Initial Issue Date), the following provisions shall apply for all purposes of this Section 5(d):

              (1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise of Other Stock Rights exercisable for Common Stock shall be deemed to have been issued at the time such Other Stock Rights were granted or issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(d)(iii), (iv) and (v)), if any, received by the Corporation upon the grant or issuance of such Other Stock Rights, plus the minimum exercise price payable on exercise of such Other Stock Rights in respect of shares of Common Stock subject thereto.

              (2)    The aggregate maximum number of shares of Common Stock deliverable (x) upon conversion of or in exchange for any Convertible Securities, or (y) upon the conversion, exercise or exchange of any Other Stock Rights convertible into or exercisable or exchangeable for Convertible Securities and the subsequent conversion, exercise or exchange thereof ultimately into Common Stock shall be deemed to have been issued at the time such Convertible Securities or Other Stock Rights were granted or issued, in each case, for a consideration equal to the consideration (determined in the manner provided in Sections 5(d)(iii), (iv) and (v)), if any, received by the Corporation upon the grant or issuance of any such Convertible Securities or Other Stock Rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration (determined in the manner provided in Sections 5(d)(iii), (iv) and (v)), if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities or the exercise of, and subsequent conversion of Convertible Securities subject to, such Other Stock Rights.

              (3)    In the event that any change is effected after the Initial Issue Date in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of any Other Stock Rights or upon conversion of or in exchange for any Convertible Securities, including but not limited to any change resulting from the anti-dilution provisions thereof, the Conversion Ratio shall be recomputed in accordance with the provisions of this Section 5(d) as necessary to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion or exchange of such Convertible Securities or the exercise of any such Other Stock Rights; provided, however, that this Section 5(d)(vi)(3) shall have no effect on any conversions of Series C Preferred effected prior to the relevant change.

              (4)    Upon the expiration, forfeiture or termination of (x) any Other Stock Rights with respect to Common Stock, (y) any rights to convert Convertible Securities into or exchange Convertible Securities for Common Stock, or (z) any Other Stock Rights with respect to Convertible Securities, the then-effective Conversion Ratio, to the extent determined or adjusted on the basis of or by giving effect to the Convertible Securities or Other Stock Rights so expired, forfeited or terminated, shall be recomputed to reflect the issuance of only that number of shares of Common Stock actually issued (or, if applicable, any Convertible Securities so issued and then outstanding and in effect) upon conversion, exchange or exercise, as applicable, of such Convertible Securities or Other Stock Rights; provided, however, that this Section 5(d)(vi)(4) shall have no effect on any conversions of Series C Preferred effected prior to any such expiration, forfeiture or termination.

              (5)    The number of shares of Common Stock deemed issued and the consideration paid and deemed paid therefor pursuant to Sections 5(d)(vi)(1) and (2) shall be appropriately adjusted to reflect any change, expiration, termination or forfeiture of the types described in either Section 5(d)(vi)(3) or (4).

          (vii)  If the Corporation shall at any time or from time to time after the Initial Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or in Convertible Securities or Other Stock Rights convertible into or exercisable or exchangeable for or otherwise entitling the holder thereof to receive, directly or indirectly, any additional shares of Common Stock (hereinafter referred to collectively as "Common Stock Equivalents") without payment of any consideration by such holders for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exercise or exchange thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Ratio shall be increased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred shall be increased in proportion to the increase in the aggregate number of shares of Common Stock then outstanding (or deemed outstanding pursuant to Section 5(d)(vi)) as a result of any such dividend, distribution, split or subdivision and the number of shares of Common Stock issuable in respect of any Common Stock Equivalents so issued or distributed.

          (viii)  If the number of shares of Common Stock outstanding (or, for purposes of Section 5(d)(vi), deemed outstanding) at any time after the Initial Issue Date is decreased by a reverse stock split, combination or consolidation of the outstanding shares of Common Stock, then, as of the record date for such reverse stock split, combination or consolidation, the Conversion Ratio shall be decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred shall be decreased in proportion to such decrease in the shares of Common Stock then outstanding (or deemed outstanding pursuant to Section 5(d)(vi)).

          (e)    Performance-Based Conversion Ratio Adjustment.    In addition to any Conversion Ratio adjustments as may be required from time to time pursuant to Section 5(d) above, but, in any event, in all respects subject to the limitations imposed under Section 5(f) below, the Conversion Ratio shall be further subject to adjustment as provided in this Section 5(e):

              (i)  From and after the Initial Issue Date until such date as of which one or more of the Performance Milestones shall have first been achieved, the Conversion Ratio as in effect on the forty-fifth (45th) day following each fiscal quarter shall be replaced by an adjusted Conversion Ratio equal to the quotient of (X) the sum of (a) the Series C Issue Price Per Share, plus (b) the Performance Adjustment Amount (or, to the extent a Performance Milestone is achieved prior to the last calendar day of a fiscal quarter, a pro rated portion thereof based upon the actual number of days elapsed during such fiscal quarter prior to such Performance Milestone being achieved), divided by (Y) the Effective Conversion Price in effect immediately prior to the adjustment to the Conversion Ratio as contemplated by this Section 5(e)(i).

            (ii)  Notwithstanding anything to the contrary herein, no adjustment to the Conversion Ratio pursuant to this Section 5(e) shall have the effect of decreasing the Conversion Ratio below the Conversion Ratio in effect immediately prior to such adjustment.

            (iii)  Subject to Section 5(f) below, upon any adjustment to the Conversion Ratio pursuant to this Section 5(e), such adjusted Conversion Ratio shall become and be deemed to be the Conversion Ratio in effect for all purposes (including, specifically, Section 5(d)) of this Designation, until further adjusted in accordance with the provisions herein set forth.

            (iv)  Immediately upon the date as of which one or more of the Performance Milestones shall have first been achieved, no further adjustments to the Conversion Ratio pursuant to this Section 5(e) shall be made, except for any adjustment to the Conversion Ratio not previously made in accordance with this Section 5(e) for the fiscal quarter or portion thereof attributable to the period ending on such Performance Milestone achievement date.

            (v)  To the extent permitted by applicable law, the Corporation shall have the right to tender to each Series C Holder an amount in cash, to be paid at the Corporation's option in lieu of, on the date of and in satisfaction and discharge of any Conversion Ratio adjustment otherwise required to be made pursuant to this Section 5(e), equal to the Performance Adjustment Amount (or such proportionate percentage thereof provided for in Section 5(e)(i) above as of any applicable adjustment date) multiplied by the number of shares of Series C Preferred held by such Series C Holder as of the applicable adjustment date. In the case of any Series C Preferred shares that are issued as Additional Series C Shares after the date(s) on which any cash payments were made to Series C Holders pursuant to this Section 5(e)(v), the Corporation shall pay, to the extent permitted by applicable law, to the Series C Holders of such Additional Series C Shares, within fifteen (15) days after the issuance of such Additional Series C Shares, a cash amount equal to the Performance Adjustment Amount(s) as would have been paid to the holder(s) of such Additional Series C Shares had the same been issued and outstanding on the date(s) of any earlier cash payment(s) made by the Corporation pursuant to this Section 5(e)(v). Upon any payment made by the Corporation pursuant to this Section 5(e)(v) in lieu of any Conversion Ratio adjustment, such Conversion Ratio adjustment shall not be given effect notwithstanding any provision of this Designation to the contrary, and each Series C Holder shall be deemed to have waived any and all of its rights under this Designation with respect thereto. For the avoidance of doubt, if the

    Corporation elects to make any cash payment pursuant to this Section 5(e)(v) in lieu of any Conversion Ratio adjustment, such cash payment shall be made with respect to the entirety of the Conversion Ratio adjustment to which the Series C Holders would otherwise be entitled under this Section 5(e), such that partial cash payments with partial Conversion Ratio adjustments shall not be permitted hereunder.

          (f)    Limitations on Conversion Ratio Adjustments.

              (i)  Subject to Section 5(f)(ii) below, in no event shall any Conversion Ratio adjustment pursuant to Section 5(d) or (e) be permitted if such adjustment, together with any and all other Conversion Ratio adjustments theretofore effected pursuant to such Sections 5(d) and (e), would result in an Effective Conversion Price that is less than (the following, as subject to adjustment in accordance with Section 5(f)(ii) below, the "Minimum Effective Conversion Price") the average daily closing price that existed for the Common Stock during the period of five (5) consecutive trading days immediately preceding the Initial Issue Date (as adjusted for stock splits, stock dividends and similar events, if any, occurring during such five (5) day period). Any and all Conversion Ratio adjustments required under Section 5(d) or (e) shall only be effective as and to the proportionate extent that they would result in an Effective Conversion Price greater than or equal to the Minimum Effective Conversion Price then in effect.

            (ii)  In the event of any split or subdivision of, or the payment or distribution of any Common Stock Equivalents on or with respect to, the entire class of Common Stock as described in Section 5(d)(vii) above, the Conversion Ratio adjustment provided for in such Section 5(d)(vii) shall be given full effect notwithstanding the Minimum Effective Conversion Price restrictions imposed by Section 5(f)(i). To the extent that any Conversion Ratio adjustment as permitted by this Section 5(f)(ii) results in an Effective Conversion Price that is lower than the Minimum Effective Conversion Price applicable immediately prior thereto, the lower Effective Conversion Price resulting from such adjustment shall thereafter constitute the new Minimum Effective Conversion Price for purposes of this Section 5(f); provided that the Minimum Effective Conversion Price (whether as so adjusted or as originally in effect) shall from time to time be subject to increase simultaneously with, and by a percentage amount corresponding to, each percentage increase in the Effective Conversion Price resulting from any reduction in the Conversion Ratio as and in the circumstances contemplated by any of Sections 5(d)(vi)(3) and (4) and Section (d)(viii). For the avoidance of doubt, no adjustment to the Minimum Effective Conversion Price pursuant to this Section 5(f)(ii) shall in any manner retroactively affect, alter or modify any Conversion Ratio adjustments (as such adjustments may have been limited by the Minimum Effective Conversion Price in effect with respect to any thereof in accordance with Section 5(f)(i) above on the applicable adjustment date therefor) that had been effected in accordance with Section 5(d) or (e) at any time prior to the applicable Minimum Effective Conversion Price adjustment pursuant to this Section 5(f)(ii).

          (g)    Certificate of Adjustment.    Upon each adjustment to the Conversion Ratio required to be made pursuant to Section 5(d) or (e) above, the Corporation shall promptly compute such adjustment in accordance with the terms of such Section 5(d) or (e), as applicable, and shall prepare and furnish to each Series C Holder at such time a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall from time to time furnish or cause to be furnished to Series C Holders upon written request a like certificate setting forth (i) all Conversion Ratio adjustments effected pursuant to Sections 5(d) and (e) at any time prior to the date on which such certificate is requested, (ii) the Conversion Ratio in effect as of such date, and (iii) the number of shares of Common Stock as would be issuable upon conversion as of such date of a single share of Series C Preferred pursuant to this Section 5.

          (h)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of, or upon payment of any dividend on or with respect to, the Series C Preferred. In lieu of any fractional share to which any Series C Holder would otherwise be entitled, the Corporation shall pay a cash amount equal to the product of such fraction multiplied by the trading price for the Common Stock at the close of the trading day immediately preceding the date of such conversion or payment, as the case may be.

        Section 6.    Voting Rights; Board Representation; Board Observer.

          (a)    Voting Rights.    Except as otherwise expressly provided for herein or as required by law, the Series C Holders shall, with respect to any and all matters submitted to a vote of the Common Stock, be entitled to vote together with the Common Stock, with each share of Series C Preferred representing in such voting that number of votes as would pertain to the full number of shares of Common Stock into which such share of Series C Preferred would be convertible at the Conversion Ratio in effect on and as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken. Except as required by law or as otherwise provided herein, the Series C Preferred shall bear voting rights and powers equal to the voting rights and powers of the Common Stock (including, without limiting the provisions of Section 6(b) below, the power to elect the directors of the Corporation).

          (b)    Board Representation.    For so long as the issued and outstanding shares of Series C Preferred, taken together with any and all issued and outstanding shares of Common Stock at such time held by any current or former Series C Holders to whom shares of Series C Preferred were originally issued on the applicable Issue Date(s) therefor, represents at least ten percent (10%) of the total outstanding voting securities or voting power of the Corporation (determined on a Fully Diluted Basis), the then-current Series C Holders shall be entitled to elect and appoint (by a majority of the then-outstanding Series C Preferred shares) one (1) director to the Board who is reasonably acceptable to the Board (the "Preferred Director") (it being agreed that Mr. Paul Pizzani will be acceptable to the Board as a Preferred Director appointee if so appointed by the Series C Holders), as well as one (1) Board Observer. If at any time the foregoing ten percent (10%) ownership threshold is not met, the Series C Holders, for so long as the total issued and outstanding shares of Series C Preferred represents at least five percent (5%) (in this instance excluding for purposes of such computation any shares of Common Stock or other securities of the Corporation then held by current or former Series C Holders) of the total outstanding voting securities or voting power of the Corporation (determined on a Fully Diluted Basis), shall be entitled to appoint (by a majority of the then-outstanding Series C Preferred shares) one (1) Preferred Director only. At such time as the foregoing five percent (5%) ownership threshold shall first cease to have been met, the Preferred Director shall resign from the Board, and all rights in favor of the Series C Holders arising solely on the basis of this Section 6(b) shall thereupon terminate and be of no further force or effect.

        Section 7.    Protective Provisions.    For so long as the total issued and outstanding shares of Series C Preferred represents at least ten percent (10%) (excluding for purposes of such computation any shares of Common Stock or other securities of the Corporation then held by current or former Series C Holders) of the total outstanding voting securities or voting power of the Corporation

(determined on a Fully Diluted Basis), the following matters with respect to the Corporation shall require the approval of:

          (a)  Series C Holders holding a majority of the issued and outstanding shares of Series C Preferred, voting separately as a class:

              (i)  except for and in relation to any shares of new Preferred Stock issued or issuable pursuant to any Authorized Preferred Stock Issuance, any issuance, reservation for issuance or authorization for issuance (whether pursuant to or in accordance with any merger, consolidation or otherwise) of any equity security of the Corporation (or any right or option to acquire, or any security convertible into or exchangeable for, equity securities of the Corporation), in each case to the extent such equity security (or the equity securities issuable upon exercise, conversion or exchange of any of the foregoing rights, options or other securities) is, or upon issuance would become, pari passu or senior in rank to the Series C Preferred with respect to the payment of dividends, or distributions upon liquidation, winding-up or dissolution of the Corporation; or

            (ii)  except for the filing of a new or amended certificate of designation to give effect to the issuance of shares of new Preferred Stock issued or issuable pursuant to any Authorized Preferred Stock Issuance, any amendment, alteration, repeal or waiver (whether pursuant to or in accordance with any merger, consolidation or otherwise) of any provision of the Certificate (whether by filing with the Secretary of State of the State of Delaware of any new or amended certificate of designation with respect to any class or series of capital stock of the Corporation or otherwise) or the Bylaws of the Corporation, in each case if such amendment, alteration, repeal or waiver would materially and adversely alter or change any power, preference or right of the Series C Preferred; and

          (b)  a majority of the Non-Interested Directors, voting together as a group:

              (i)  any merger or consolidation of the Corporation or any Material Subsidiary with one or more other corporations or other entities in any transactions in which the stockholders of the Corporation or such Material Subsidiary, as applicable, immediately prior to such merger or consolidation hold stock or other equity ownership interests representing less than a majority of the voting power of the outstanding stock or other equity ownership interests of the surviving entity, or

            (ii)  any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation as described in Section 7(b)(i) above), in one or a series of related transactions, of all or substantially all of the assets of the Corporation or of any Material Subsidiaries; or

            (iii)  any incurrence of, or assumption or creation of any obligation individually or in the aggregate to incur, any new indebtedness by the Corporation after the Initial Issue Date in excess of $50,000,000 over and above a Net Debt level of $485,000,000 (i.e., such amount that would not cause the Corporation to exceed Net Debt of $535,000,000); or

            (iv)  any redemption, repurchase or other reacquisition of any debt securities or other evidences of indebtedness or any shares of Common Stock or other securities of the Corporation ranking senior to or pari passu with the Series C Preferred (other than required redemptions, repurchases or reacquisitions in accordance with their terms of debt or equity securities (x) issued and outstanding as of the Initial Issue Date, or (y) issued at any time after the Initial Issue Date in accordance with the provisions of Section 7(a)(i) above); or

            (v)  any increase (whether by additional issuance or grant, amendment to applicable terms or otherwise), to a level exceeding 9,000,000 shares of Common Stock (as adjusted for stock splits and similar events), in the aggregate maximum number of shares of Common Stock issuable upon exercise of options (each, an "Employee Option") granted prior to, on or after the Initial Issue Date by the Corporation to its employees, agents, consultants and similar persons; provided, however, that upon the forfeiture of any Employee Options, the number of shares of Common Stock that would have been issuable upon exercise of such forfeited Employee Options shall be forever ignored for purposes of determining whether the foregoing aggregate maximum number of shares of Common Stock issuable upon exercise of Employee Options has been reached, and such forfeited Employee Options may thereafter be reissued subject to the remaining provisions of this Designation and Section 8.12 of the Purchase Agreement; or

            (vi)  except for any Excluded Issuances, any action taken by the Corporation to effect the issuance of shares of Common Stock or any Convertible Securities or Other Stock Rights for a consideration per share of Common Stock (or, in the case of any Convertible Securities or Other Stock Rights, for a Common Stock-equivalent consideration per share computed as the quotient of (x) the total consideration payable to the Corporation upon issuance or grant of such Convertible Securities or Other Stock Rights, together with the minimum additional consideration to be received by the Corporation upon conversion, exercise or exchange thereof, as applicable, for or into shares of Common Stock in accordance with their respective terms, divided by (y) the maximum number of shares of Common Stock issuable upon conversion, exercise or exchange, as applicable, of such Convertible Securities or Other Stock Rights as aforesaid) that is less than the average daily closing price for the Common Stock during the period of twenty (20) consecutive trading days (as adjusted for stock splits, stock dividends and similar events, if any, occurring during such twenty (20) day period) immediately preceding the date on which such action is to be taken by the Corporation with respect to any such issuance; or

          (vii)  any action taken by the Corporation to effect a Liquidation, declaration of bankruptcy, reorganization of the Corporation or similar event; or

          (viii)  the consent by the Corporation to the appointment of, or the taking of possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official with respect to the Corporation or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Corporation or any of its Material Subsidiaries; or

            (ix)  any action taken by the Corporation to effect any general assignment for the benefit of creditors.

        Section 8.    Preemptive Rights.    For so long as the total issued and outstanding shares of Series C Preferred represents at least five percent (5%) (excluding for purposes of such computation any shares of Common Stock or other securities of the Corporation then held by current or former Series C Holders) of the total outstanding voting securities or voting power of the Corporation (determined on a Fully Diluted Basis), each Series C Holder shall be entitled, except in the case of any (i) registered public offerings, (ii) Excluded Issuances, (iii) issuances of capital stock upon exercise, conversion or exchange of any Employee Options, Convertible Securities, Other Stock Rights or Common Stock Equivalents, (iv) issuances of capital stock in connection with any Accretive Debt Exchanges, (v) issuances of shares of new Preferred Stock issued or issuable pursuant to any Authorized Preferred Stock Issuance, or (vi) other issuances (not made in connection with any issuance described in the above clauses (i) through (v)) that are made in the context of a transaction(s) representing, in the aggregate with respect to such transaction(s) as described in this clause (vi), no more than two million seven hundred forty-eight thousand eight hundred ninety-four (2,748,894) shares (as shall be (x) adjusted to reflect, if and when occurring after the Initial Issue Date, any split(s) or subdivision(s) of, or the payment or distribution of any Common Stock Equivalents on or with respect to, the entire class of Common Stock as described in Section 5(d)(vii) above, and (y) increased, if and when an Authorized Preferred Stock Issuance is effected pursuant to a firm purchase commitment entered into by the Corporation within forty-five (45) days after the Initial Issue Date as described in the second proviso to clause (ii) of the definition of "Authorized Preferred Stock Issuance" above, by a number of shares of Common Stock equal to the difference between (A) the total number of shares of Common Stock into which the new Preferred Stock issued pursuant to such Authorized Preferred Stock Issuance is convertible in accordance with its terms as of the date of issuance of such new Preferred Stock, divided by 0.97, minus (B) the total number of shares of Common Stock into which such new Preferred Stock is convertible in accordance with its terms as of the date of issuance of such new Preferred Stock) of Common Stock, to exercise the following rights to participate in subsequent equity issuances of the Corporation (any such issuance other than as excepted pursuant to the above clauses (i) through (vi), a "Subject Issuance"), which rights shall automatically and immediately terminate and be of no further force or effect as of the first date as of which the foregoing five percent (5%) threshold has not been satisfied:

          (a)  upon and prior to each Subject Issuance, the Corporation shall provide to each Series C Holder existing at the time of the relevant Subject Issuance (each such Series C Holder, a "Preemptive Rightholder") written notice (the "Subject Issuance Notice") offering all Preemptive Rightholders a proportionate right, based on the percentage ownership of the total capital stock of the Corporation (calculated on a Fully Diluted Basis) then represented by any and all shares of Series C Preferred at such time outstanding, to participate in the Subject Issuance (the portion of such Subject Issuance corresponding to the total Series C Preferred percentage ownership represented as aforesaid, the "Preemptive Rightholders' Share") on the same terms and conditions as are available to each other participant in the Subject Issuance (such other participant(s), the "Subject Issuee(s)");

          (b)  each Subject Issuance Notice shall state (x) the total number of the new securities of the Corporation (each such security, a "Subject Security") to be issued in connection with the relevant Subject Issuance and (y) the proposed purchase price per share for each Subject Security (the "Subject Security Price"), and the offer to the Preemptive Rightholders reflected in such Subject Issuance Notice shall be irrevocable unless and until the rights provided for in this Section 8 shall have been waived or shall have expired;

          (c)  for a period of twenty (20) calendar days after the giving of the Subject Issuance Notice pursuant to the foregoing Sections 8(a) and (b), each of the Preemptive Rightholders shall have the right to purchase, at a purchase price equal to the Subject Security Price and upon the same terms and conditions as are set forth in the Subject Issuance Notice and are otherwise available to the Subject Issuee(s), its proportionate percentage of the total Preemptive Rightholders' Share determined as the quotient of (x) the total number of shares of Series C Preferred then owned by such Preemptive Rightholder, divided by (y) the total number of shares of Series C Preferred then issued and outstanding;

          (d)  if the Preemptive Rightholders have not subscribed for the full amount of the Preemptive Rightholders' Share, the Corporation shall provide written notice (such notice, an "Excess Subject Issuance Notice") to each Preemptive Rightholder who has subscribed for its full proportionate number or amount of Subject Securities as provided in Section 8(c) above, offering each such Preemptive Rightholder the further right for an additional five (5) day period after delivery of the Excess Subject Issuance Notice to purchase that percentage of the remaining Preemptive Rightholders' Share not so subscribed for (for purposes of this Section 8(d), the "Excess Subject Securities") determined by dividing (x) the total number of shares of Series C Preferred then owned by such subscribing Preemptive Rightholder, divided by (y) the total number of shares of Series C Preferred then owned by all Preemptive Rightholders who have elected to subscribe for their full proportionate number or amount of Subject Securities in response to the original Subject Issuance Notice given in connection with the applicable Subject Issuance;

          (e)  the right of each Preemptive Rightholder to purchase Subject Securities or Excess Subject Securities, as the case may be, under Sections 8(c) or (d) above shall be exercisable by each Preemptive Rightholder (or, with the Corporation's consent (not to be unreasonably withheld or delayed), by any of its Affiliates (as defined in the Purchase Agreement) designated in the written notice of exercise described in this Section 8(e)) by delivering written notice of the exercise thereof, prior to the expiration of the 20-day period referred to in Section 8(c) above with respect to Subject Securities or prior to the expiration of the 5-day period referred to in Section 8(d) above with respect to Excess Subject Securities, to the Corporation, which notice shall state the amount of Subject Securities (or Excess Subject Securities, if applicable) that such Preemptive Rightholder elects to purchase pursuant to this Section 8; it being understood and agreed that the failure of a Preemptive Rightholder to respond within such 20-day or 5-day period, as applicable, shall constitute a permanent and irrevocable waiver of such Preemptive Rightholder's rights under this Section 8; provided that each Preemptive Rightholder may waive its rights under this Section 8 prior to the expiration of such 20-day or 5-day period by giving written notice to such effect to the Corporation;

          (f)    the closing of the purchase of Subject Securities or Excess Subject Securities subscribed for by the Preemptive Rightholders under this Section 8 shall be held concurrently with the closing of the sale of Subject Securities to the Subject Issuee(s) or at such later time as a majority of the Preemptive Rightholders may agree with the Corporation, and at such closing, (x) the Corporation shall deliver certificates representing the Subject Securities issuable to the subscribing Preemptive Rightholders, which Subject Securities shall be duly authorized, validly issued, fully paid and non-assessable, (y) each Preemptive Rightholder subscribing for Subject Securities shall deliver payment in full in immediately available funds of the total Subject Security Price for the Subject Securities purchased by it, and (z) all parties to the transactions relating to the Subject Issuance shall have executed and delivered such documentation as is customary for transactions of such type; and

          (g)  any and all Subject Securities not otherwise purchased by Preemptive Rightholders pursuant to this Section 8 may be sold by the Corporation to the Subject Issuees on terms and conditions that are no more favorable than those set forth in the Subject Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into not later than ninety (90) days following the earlier to occur of (i) the waiver by all Preemptive Rightholders of their rights to purchase the applicable Subject Securities or Excess Subject Securities pursuant to this Section 8, or (ii) the expiration of the 20-day or 5-day period referred to in Section 8(e) above with respect to such Subject Securities or Excess Subject Securities, as applicable. If such sale is not consummated within such 90-day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of Subject Securities may be made thereafter by the Corporation without again extending to the Preemptive Rightholders the rights provided for in this Section 8.

        Section 9.    Amendment.    This Designation shall not hereafter be amended without the affirmative vote (or written consent) of Series C Holders holding a majority of the issued and then-outstanding shares of Series C Preferred, voting separately from any other class or series of the Corporation's capital stock.

[signature page follows]

        IN WITNESS WHEREOF, Primus Telecommunications Group, Incorporated has caused this Designation to be signed by its Executive Vice President and attested by its Secretary this 30th day of December, 2002.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:

Name:	John F. DePodesta
Title:	Executive Vice President
Attest:

By:

Name:	Danielle O. Saunders
Title:	Secretary

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CERTIFICATE OF DESIGNATION OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS APPLICABLE TO THE SERIES C CONVERTIBLE PREFERRED STOCK